OMB APPROVAL
OMB Number: 3235-0145
Expires: December 31, 2005
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

Childtime Learning Centers, Inc.

(Name of Issuer)

Common Stock, No Par Value

(Title of Class of Securities)

168820108

(CUSIP Number)

Benjamin R. Jacobson
595 Madison Avenue, Suite 3100
New York, NY 10022
(212) 758-4500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 31, 2003

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 168820108

1.	Names of Reporting Persons: JP Acquisition Fund II, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 2,327,712

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 2,327,712

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,327,712

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 11.9%

14.	Type of Reporting Person (See Instructions): PN

Page 2 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: JP Acquisition Fund III, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 6,887,851

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 6,887,851

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,887,851

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 34.8%

14.	Type of Reporting Person (See Instructions): PN

Page 3 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: JPAF Limited Partnership		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 2,327,712

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 2,327,712

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,327,712

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 11.9%

14.	Type of Reporting Person (See Instructions): PN

Page 4 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: JPAF, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 2,327,712

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 2,327,712

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,327,712

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 11.9%

14.	Type of Reporting Person (See Instructions): CO

Page 5 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: JPAF III LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 6,887,851

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 6,887,851

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,887,851

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 34.8%

14.	Type of Reporting Person (See Instructions): CO

Page 6 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Jacobson Partners		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF,OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: New York

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 6,887,851

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 11,618,136

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,618,136

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 58.3%

14.	Type of Reporting Person (See Instructions): PN

Page 7 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Benjamin R. Jacobson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF,AF,OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 302,663

		8.	Shared Voting Power: 11,325,473

		9.	Sole Dispositive Power: 10,000

		10.	Shared Dispositive Power: 11,618,136

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,628,136

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 58.4%

14.	Type of Reporting Person (See Instructions): IN

Page 8 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: HVS Boxers LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: New York

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): CO

Page 9 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Michael J. Fuchs		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 335,391

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 335,391

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 335,391

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 1.7%

14.	Type of Reporting Person (See Instructions): IN

Page 10 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: George A. Kellner		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF,AF,OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 559,314

		8.	Shared Voting Power: 2,995,565

		9.	Sole Dispositive Power: 559,314

		10.	Shared Dispositive Power: 2,995,565

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,554,879

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 18.2%

14.	Type of Reporting Person (See Instructions): IN

Page 11 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Amcito Partners, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): PN

Page 12 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Brandywine Managers, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): PN

Page 13 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Amcito G.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): PN

Page 14 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: David C. Patterson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): Not applicable

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): IN

Page 15 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Judith A. Little		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): IN

Page 16 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Gregory S. Little		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): IN

Page 17 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Jacqueline P. Little		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): IN

Page 18 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Nathan Gantcher		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 40,800

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 40,800

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 209,750

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 1.1%

14.	Type of Reporting Person (See Instructions): IN

Page 19 of 59 pages

CUSIP No. 168820108

1.	Names of Reporting Persons: Gerald L. Parsky		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 168,950

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 168,950

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,950

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.9%

14.	Type of Reporting Person (See Instructions): IN

Page 20 of 59 pages

1.	Names of Reporting Persons: Paul V. Hoagland		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 4,753

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 4,753

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,753

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 21 of 59 pages

1.	Names of Reporting Persons: Barcam Holdings, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Ontario, Canada

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 54,393

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 54,393

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 54,393

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.3%

14.	Type of Reporting Person (See Instructions): HC

Page 22 of 59 pages

1.	Names of Reporting Persons: Bernard Matte		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): Not Applicable

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Canada

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 54,393

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 54,393

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 54,393

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.3%

14.	Type of Reporting Person (See Instructions): IN

Page 23 of 59 pages

1.	Names of Reporting Persons: Raymond P. Barbrick		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 8,114

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 8,114

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,114

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 24 of 59 pages

1.	Names of Reporting Persons: Harrison R. Horan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 749,516

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 749,516

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 749,516

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 3.8%

14.	Type of Reporting Person (See Instructions): IN

Page 25 of 59 pages

1.	Names of Reporting Persons: Walter E. Cisowski		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 4,753

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 4,753

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,753

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 26 of 59 pages

1.	Names of Reporting Persons: Timothy Whelan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 8,114

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 8,114

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,114

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 27 of 59 pages

1.	Names of Reporting Persons: John Dickerson (as Joint Tenant with Right of Survival with Beverly Dickerson)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 28,707

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 28,707

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 28,707

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 28 of 59 pages

1.	Names of Reporting Persons: Beverly Dickerson (as Joint Tenant with Right of Survival with John Dickerson)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 28,707

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 28,707

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 28,707

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 29 of 59 pages

1.	Names of Reporting Persons: Geraldine Ann Cachat		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 1,873

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 1,873

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,873

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 30 of 59 pages

1.	Names of Reporting Persons: Jamie L. Goldberg		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,808

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,808

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,808

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 31 of 59 pages

1.	Names of Reporting Persons: Trust FBO Nicolas Karlson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: New York

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 55,467

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 55,467

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 55,467

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.3%

14.	Type of Reporting Person (See Instructions): OO

Page 32 of 59 pages

1.	Names of Reporting Persons: Trust U/A/D 12/21/87 FBO Sara Katherine Jacobson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: New York

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 110,974

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 110,974

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 110,974

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.6%

14.	Type of Reporting Person (See Instructions): OO

Page 33 of 59 pages

1.	Names of Reporting Persons: James J. Morgan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF, OO

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 110,000

		8.	Shared Voting Power: 236,818

		9.	Sole Dispositive Power: 110,000

		10.	Shared Dispositive Power: 236,818

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 346,818

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 1.8%

14.	Type of Reporting Person (See Instructions): IN

Page 34 of 59 pages

1.	Names of Reporting Persons: Allan Chan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 35 of 59 pages

1.	Names of Reporting Persons: Silvia Cocozza		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 36 of 59 pages

1.	Names of Reporting Persons: Edmund Gaffney		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 10,247

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 10,247

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,247

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 37 of 59 pages

1.	Names of Reporting Persons: Christopher D. Heinz		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 25,687

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 25,687

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 25,687

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 38 of 59 pages

1.	Names of Reporting Persons: Virginia Juliano		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 39 of 59 pages

1.	Names of Reporting Persons: D. Michael ("D. M.") Harlan, Jr.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 40 of 59 pages

CUSIP No.

1.	Names of Reporting Persons: Maria Ruvio (as Joint Tenant with Right of Survival with Gaetano Ruvio)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 41 of 59 pages

CUSIP No.

1.	Names of Reporting Persons: Gaetano Ruvio (as Joint Tenant with Right of Survival with Maria Ruvio)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 42 of 59 pages

CUSIP No.

1.	Names of Reporting Persons: Rodgers Chris Busbee		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 43 of 59 pages

CUSIP No.

1.	Names of Reporting Persons: Kurt Schnaubelt		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 5,053

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 5,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,053

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): less than 0.1%

14.	Type of Reporting Person (See Instructions): IN

Page 44 of 59 pages

CUSIP No.

1.	Names of Reporting Persons: Jacobson Partners Profit Sharing Plan		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: N/A

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 622,656

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 622,656

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 622,656

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 3.2%

14.	Type of Reporting Person (See Instructions): EP

Page 45 of 59 pages

     Notwithstanding anything to the contrary contained herein, each Reporting Person hereby disclaims, for the purposes of Section 13(d) or Section 13(g) of the Securities and Exchange Act of 1934, as amended, beneficial ownership of any Shares not owned directly by such Reporting Person, and the filing of this schedule shall not be construed as an admission that such Reporting Person is the beneficial owner of any such Shares.

Item 1. Security and Issuer.

     This Statement on Schedule 13D/A, Amendment No. 6 (“Amendment No. 6”) relates to the shares of Common Stock, no par value (the “Shares”), of Childtime Learning Centers, Inc., a Michigan corporation (the “Company”) and amends and supplements the Statement on Schedule 13D, dated July 24, 2000 (the “Initial 13D Filing”), and subsequently amended on August 22, 2000 (“Amendment No. 1”), September 1, 2000 (“Amendment No. 2”), September 30, 2002 (“Amendment No. 3”), March 4, 2003 (“Amendment No. 4”) and May 16, 2003 (“Amendment No. 5”) (Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5 are collectively referred to herein as the “Prior 13D Amendments”). The Initial 13D Filing, Amendment No. 1 and Amendment No. 2 were filed on behalf of JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., JPAF Limited Partnership, JPAF III LLC, Jacobson Partners, Benjamin R. Jacobson, James F. Wilson, Michael J. Fuchs, George A. Kellner, Wm. Brian Little, Amcito Partners, L.P., Nathan Gantcher, Gerald L. Parsky, Paul V. Hoagland, Bernard Matte, Barcam Holdings, Inc., Raymond P. Barbrick, Harrison R. Horan, Walter E. Cisowski, Timothy Whelan, John Dickerson, Geraldine Ann Cachat, Jamie L. Goldberg, Trust FBO Nicolas Karlson and Trust U/A/D 12/21/87 FBO Sara Katherine Jacobson (such persons, other than James F. Wilson and Wm. Brian Little, are referred to hereinafter as the “Initial Reporting Persons”). Amendment No. 3 and Amendment No. 4 were filed on behalf of the Initial Reporting Persons and the following additional persons: JPAF, Inc., HVS Boxers LLC, Brandywine Managers, LLC, Amcito G.P., David C. Patterson, Judith A. Little, Gregory S. Little, Jacqueline P. Little, Beverly Dickerson and James J. Morgan (collectively with the Initial Reporting Persons, the “Prior Reporting Persons”). Amendment No. 5 was filed on behalf of the Prior Reporting Persons and the following additional persons: Allan Chan, Silvia Cocozza, Edmund Gaffney, Christopher D. Heinz, Virginia Juliano, D. Michael (“D. M.”) Harlan, Jr., Maria Ruvio, Gaetano Ruvio, Rodgers Chris Busbee, Kurt Schnaubelt and Jacobson Partners Profit Sharing Plan (such additional persons being referred to collectively herein as the “Subsequent Prior Reporting Persons”). The Prior Reporting Persons and the Subsequent Prior Reporting Persons are collectively referred to herein as the “Reporting Persons.” This Amendment No. 6 is filed on behalf of the Reporting Persons.

     Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Initial 13D Filing or the Prior 13D Amendments.

Item 2. Identity and Background.

     See the Initial 13D Filing and the Prior 13D Amendments for disclosure relating to this Item.

Page 46 of 59 pages

Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 is hereby amended and supplemented by adding thereto the following information:

     As described more fully in Item 4, Childcare Associates and KD Partners II (the “KD Partnerships”), each controlled by George A. Kellner, a Reporting Person, are to be liquidated and the Shares currently held by each such partnership are to be distributed pro rata to each of their respective partners (direct and indirect). No consideration will be required in connection with the liquidation.

     Also, as described more fully in Item 4, until December 5, 2003, Jacobson Partners, a Reporting Person, on behalf of certain other Reporting Persons, has offered to purchase all Shares from the KD Partnerships at the direction of the partners of the KD Partnerships at a price of $0.88 per share, the subscription price applicable to the common stock component of the Company’s rights offering completed May 2003. The Offer expires December 5, 2003. The source of such consideration will be personal funds and general working capital. Currently, Childcare Associates owns 2,425,173 Shares and KD Partners II owns 413,427 Shares. If all Shares are sold to Jacobson Partners, the total required consideration would be $2,497,968.

Item 4. Purpose of Transaction.

     Item 4 is hereby amended and supplemented by adding thereto the following information:

     On October 31, 2003, Mr. Kellner, a Reporting Person, sent letters (the “Letters”) on behalf of each of the KD Partnerships to the partners (direct and indirect) of each KD Partnership, informing them that such KD Partnership was to be liquidated and that the Shares held by such KD Partnership would be distributed to its partners in accordance with each such partner’s pro rata interest in such KD Partnership, unless the partner notifies the applicable KD Partnership, on or prior to December 5, 2003, that such partner desires such KD Partnership to take advantage of the Offer (described below), on behalf of such partner, with regard to the Shares to be distributed to such partner. If such notification is given, such partner will receive $0.88 per share for each Share that would have been distributed to such partner. Childcare Associates currently owns 2,425,173 Shares and KD Partners II currently owns 413,427 Shares.

     Jacobson Partners, on behalf of certain other Reporting Persons, has advised the KD Partnerships that it is willing to purchase from the KD Partnerships the Shares to be distributed to each partner of the KD Partnerships pursuant to the liquidations, at an offering price of $0.88 per share (the “Offer”), the subscription price applicable to the common stock component of the Company’s rights offering completed May 2003. The Offer expires December 5, 2003.

     Except as expressly disclosed herein, in the Initial 13D Filing or in the Prior Amendments, the Reporting Persons are not currently contemplating any transactions or changes with respect to the Company of a nature which would require disclosure under this Item.

Item 5. Interest in Securities of the Issuer.

     Item 5 is hereby amended and supplemented by adding thereto the following information:

Page 47 of 59 pages

     The number of Shares beneficially owned by Mr. Kellner is 3,554,879, which represents 18.2% of the Shares outstanding, based on information contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 18, 2003, including options to purchase Shares which are presently exercisable, or exercisable within 60 days, by Mr. Kellner. The Shares beneficially owned by Mr. Kellner include 2,425,173 Shares owned by Childcare Associates and 413,427 Shares owned by KD Partners II. Because Mr. Kellner is the managing partner of Childcare Associates and the manager of KD Special Situations Partners, the investment general partner of KD Partners II, Mr. Kellner may be deemed to have shared voting power and shared dispositive power with respect to such Shares. Also includes 549,314 Shares owned directly by Mr. Kellner, as to which he has sole voting power and sole dispositive power. Also includes 93,515 Shares owned directly by Mr. Kellner (including 6,401 Shares issuable upon exercise of Contingent Options owned directly by Mr. Kellner) as to which, pursuant to the Securityholders’ Agreement, Jacobson Partners has certain proxy voting rights. Consequently, Mr. Kellner may be deemed to have shared voting power and shared dispositive power with respect to such 93,515 Shares. Also includes 63,450 Shares owned directly by Martha Kellner, Mr. Kellner’s spouse, as to which Mr. Kellner may be deemed to exercise shared voting power and shared dispositive power. Also includes 10,000 Shares issuable pursuant to presently exercisable stock options granted to Mr. Kellner under the Company’s Director Stock Option Plan, as to which Mr. Kellner would have sole voting power and sole dispositive power.

     Upon the liquidation of the KD Partnerships and its affiliates, of the 2,425,173 Shares owned by Childcare Associates, Mr. Kellner will directly own 98,926 Shares and Mr. Kellner’s spouse will directly own 12,140 Shares. Of the 413,427 Shares owned by KD Partners II, Mr. Kellner will directly own 2,342 Shares. Upon such liquidations, Mr. Kellner may be deemed to have shared voting power and shared dispositive power over the Shares to be acquired by his spouse. Thus, after liquidation of the KD Partnerships, Mr. Kellner’s ownership interest in the Company will decrease to 829,687 Shares, which represents 4.2% of the Shares outstanding.

     If all Shares distributed to the partners of the KD Partnerships are acquired by Jacobson Partners pursuant to the Offer, or, in the case of Mr. Kellner, retained, the Reporting Persons’ ownership interest in the Shares will not decrease. If less than all of such Shares are so acquired or retained, the ownership interest by Reporting Persons in the Shares will decrease in direct proportion to the number of Shares distributed to the partners of the KD Partnerships (other than to Mr. Kellner and his spouse). Upon the closing of the Offer, an amendment to this Schedule 13D will be filed to update the ownership of the Reporting Persons.

     The following transactions involving Shares beneficially owned by Mr. Kellner were effected within the sixty days prior to the date of this Amendment No. 6: (i) a sale of 1,000 Shares of Childcare Associates on September 23, 2003 at $2.4087 per share, (ii) a sale of 10,400 Shares of KD Partners II on September 23, 2003 at $2.4087 per share, (iii) a sale of 1,200 Shares of Childcare Associates on September 25, 2003 at $2.2785 per share, and (iv) a sale of 13,800 Shares of KD Partners II on September 25, 2003 at $2.2785 per share. All sales were made on the open market for working capital and general corporate purposes.

Page 48 of 59 pages

     No person is known to have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Shares owned by Mr. Kellner.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Item 6 is hereby amended and supplemented by adding thereto the following information:

     As described more fully in Item 4, on October 31, 2003, Mr. Kellner, on behalf of the KD Partnerships, sent Letters to the partners (direct and indirect) of each KD Partnership, informing them that such KD Partnership was to be liquidated and that the Shares held by such KD Partnership would be distributed to its individual partners in accordance with each such partner’s pro rata interest in such KD Partnership, unless the partner notifies the applicable KD Partnership, on or prior to December 5, 2003, that such partner desires the applicable KD Partnership (on such partner’s behalf) to take advantage of the Offer, made by Jacobson Partners on behalf of certain of the Reporting Persons, to purchase the Shares to be distributed to each such partner pursuant to the liquidations, at an offering price of $0.88 per share, the subscription price applicable to the common stock component of the Company’s rights offering completed May 2003. The Offer expires December 5, 2003. If such notification is given, such partner will receive $0.88 for each Share that would have been distributed to such partner.

Item 7. Material to be Filed as Exhibits.

     Item 7 is hereby amended and supplemented by adding thereto the following information:

1.	Form of Offer Letter to partners of Childcare Associates

2.	Form of Offer Letter to partners of KD Associates II Limited (the limited partner of KD Partners II)

Page 49 of 59 pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 20, 2003	JP ACQUISITION FUND II, L.P.

By: JPAF Limited Partnership, General Partner By: JPAF, Inc., General Partner

	By:	/s/ Benjamin R. Jacobson

Benjamin R. Jacobson, President

JP ACQUISITION FUND III, L.P.

By: JPAF III LLC, General Partner By: Jacobson Partners, Sole Member

	By:	/s/ Benjamin R. Jacobson

Benjamin R. Jacobson, Managing Partner

JPAF LIMITED PARTNERSHIP

By: JPAF, Inc., General Partner

	By:	/s/ Benjamin R. Jacobson

Benjamin R. Jacobson, President

JPAF, INC.

	By:	/s/ Benjamin R. Jacobson

Benjamin R. Jacobson, President

Page 50 of 59 pages

JPAF III LLC

By: Jacobson Partners, Sole Member

By:	/s/ Benjamin R. Jacobson

Benjamin R. Jacobson, Managing Partner

JACOBSON PARTNERS

By:	/s/ Benjamin R. Jacobson
Benjamin R. Jacobson, Managing Partner

/s/ Benjamin R. Jacobson

BENJAMIN R. JACOBSON

HVS BOXERS, LLC*
MICHAEL J. FUCHS*
GEORGE A. KELLNER*
AMCITO PARTNERS, L.P.*
BRANDYWINE MANAGERS, LLC*
AMCITO G.P.*
DAVID C. PATTERSON*
JUDITH A. LITTLE*
GREGORY S. LITTLE*
JACQUELINE P. LITTLE*
NATHAN GANTCHER*
GERALD L. PARSKY*
PAUL V. HOAGLAND*
BARCAM HOLDINGS, INC.*
BERNARD MATTE*
RAYMOND P. BARBRICK*
HARRISON R. HORAN*
WALTER E. CISOWSKI*
TIMOTHY WHELAN*
JOHN DICKERSON*
BEVERLY DICKERSON*
GERALDINE ANN CACHAT*
JAMIE L. GOLDBERG*
TRUST FBO NICOLAS KARLSON*
TRUST U/A/D 12/21/87 FBO

Page 51 of 59 pages

SARA KATHERINE JACOBSON*
JAMES J. MORGAN*
ALLAN CHAN*
SILVIA COCOZZA*
EDMUND GAFFNEY*
CHRISTOPHER D. HEINZ*
VIRGINIA JULIANO*
D. MICHAEL HARLAN*
MARIA RUVIO*
GAETANO RUVIO*
RODGERS CHRIS BUSBEE*
KURT SCHNAUBELT*
JACOBSON PARTNERS PROFIT SHARING PLAN*

By:	/s/ Benjamin R. Jacobson

Benjamin R. Jacobson, as Attorney in Fact

Page 52 of 59 pages

Exhibit Index

Exhibit Number	Exhibit Description

1	Form of Offer Letter to partners of Childcare Associates

2	Form of Offer Letter to partners of KD Associates II Limited (the limited partner of KD Partners II)

Page 53 of 59 pages